UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 28, 2006

ACCURIDE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32483 (Commission File Number)	61-1109077 (IRS Employer Identification No.)

7140 Office Circle, Evansville, IN		47715
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (812) 962-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On November 28, 2006, Accuride Corporation (the “Company”) entered into severance and retention agreements with certain executive officers and other senior management employees, including Terrence J. Keating, John R. Murphy, David K. Armstrong, Elizabeth I. Hamme, Henry L. Taylor, Robert Nida and Anthony A. Donatelli, Sr.  The severance and retention agreements are substantially similar to, and are intended to replace and supersede, separate severance agreements and change in control agreements the Company previously had entered into with the listed executives and certain other key executives, and include updates necessary to comply with applicable rules and regulations that are new or have changed since the previous severance agreements and change in control agreements were drafted.  The forms of severance and retention agreements are attached as exhibits hereto and are incorporated herein.

Under the terms of the severance and retention agreement, the participating executive is entitled to a regular severance payment if the Company terminates the participating executive’s employment without “cause” or if the participating executive terminates his or her employment with the Company for “good reason” (as these terms are defined in the agreement) at any time other than during a “Protection Period.”  The Protection Period begins on the date on which a “change in control” (as defined in the agreement) occurs and ends 18 months after a “change in control.”  The regular severance benefit is equal to the participating executive’s base salary for one year.

In addition, each participating executive is entitled to a change in control severance benefit if his or her employment with the Company is terminated during the Protection Period either by the participating executive for “good reason” or by the Company without “cause.”  The change in control severance benefits for Tier I executives (Messrs. Keating and Murphy) consist of a payment equal to 300% of the executive’s salary at termination, plus 300% of the greater of (i) the annualized incentive compensation to which the executive would be entitled as of the date on which the change of control occurs or (ii) the average incentive compensation award over the three years prior to termination.  The change in control severance benefits for Tier II executives (Messrs. Armstrong, Taylor, Nida, Donatelli and Ms. Hamme) consist of a payment equal to 200% of the executive’s salary plus 200% of the greater of (i) the annualized incentive compensation to which the executive would be entitled as of the date on which the change of control occurs or (ii) the average incentive compensation award over the three years prior to termination.  The change in control severance benefits for Tier III executives (other key executives) consist of a payment equal to 100% of the executive’s salary and 100% of the greater of (i) the annualized incentive compensation to which the executive would be entitled as of the date on which the change of control occurs or (ii) the average incentive compensation award over the three years prior to termination.

If the participating executive’s termination occurs during the Protection Period, the severance and retention agreement also provides for the continuance of certain other benefits, including reimbursement for forfeitures under qualified plans and continued health, disability, accident and dental insurance coverage for the lesser of 18 months (or 12 months in the case of Tier III executives) from the date of termination or the date on which the executive receives such benefits from a subsequent employer.  Tier I executives are entitled to a modified tax gross-up.

Neither the regular severance benefit nor the change in control severance benefit is payable if the Company terminates the participating executive’s employment for “cause,” if the executive voluntarily terminates his or her employment without “good reason” or if the executive’s employment is terminated as a result of disability or death.  Any payments to which the participating executive may be entitled under the agreement will be reduced by the full amount of any payments to which the executive may be entitled due to termination under any other severance policy offered by the Company.

In order to receive benefits under the agreement, a participating executive must agree to release the Company from any known or unknown claims the executive may have against the Company. The participating executive must also enter into a non-competition and non-solicitation covenant with the Company as part of the agreement.  The executive does not have to seek alternative employment following the executive’s termination to receive benefits under the agreement.

In order to comply with Section 409A of the Internal Revenue Code of 1986, as amended, the agreement provides that any cash payments to which a participating executive may be entitled thereunder will be paid no later than March 15 of the year following the year in which the covered termination occurs.  In addition, the agreement provides that if no exception to the requirements of Section 409A applies, payments to any key employee (as defined in the agreement) may not be made until the first business day following the date that is six months after the executive’s covered termination.

Item 9.01               FINANCIAL STATEMENTS AND EXHIBITS

(d)           Exhibits

10.1                           Form of Severance and Retention Agreement (Tier I executives).

10.2                           Form of Severance and Retention Agreement (Tier II executives).

10.3                           Form of Severance and Retention Agreement (Tier III executives).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCURIDE CORPORATION

Date:	November 30, 2006	/s/ John R. Murphy
John R. Murphy
President and Chief Financial Officer